FOR IMMEDIATE RELEASE
TUESDAY, DECEMBER 15, 2009

HURCO REPORTS FULL YEAR RESULTS

INDIANAPOLIS, INDIANA, — December 15, 2009, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported for its fiscal year ending October 31, 2009, a net loss of $2,321,000, or $(0.36) per diluted share, as compared to net income of $22,520,000, or $3.49 per diluted share, for fiscal 2008.  For the fourth quarter of fiscal 2009, Hurco recorded a net loss of $1,163,000, or $(0.18) per diluted share, as compared to net income of $3,422,000, or $0.53 per diluted share, from the corresponding period in fiscal 2008.

Sales and service fees for fiscal 2009 totaled $91,016,000, a decrease of $132,978,000, or 59%, from fiscal 2008.  A stronger U.S. Dollar when translating foreign sales to U.S. Dollars for financial reporting purposes during fiscal 2009 accounted for approximately $7,944,000 of the decrease.  Sales and service fees for the fourth quarter of fiscal 2009 were $23,181,000, a decrease of $24,287,000, or 51%, from the prior year period.

The following table sets forth net sales and service fees by geographic region for the three and twelve month periods ended October 31, 2009 and 2008 (in thousands), respectively:

	Net Sales and Service Fees by Geographic Region

		Three Months Ended			Twelve Months Ended
		October 31,			October 31,
			%			%
	2009	2008	Change	2009	2008	Change
North America	$4,034	$12,946	-69%	$25,652	$48,373	-47%
Europe	17,253	33,031	-48%	60,132	163,807	-63%
Asia Pacific	1,894	1,491	27%	5,232	11,814	-56%
Total	$23,181	$47,468	-51%	$91,016	$223,994	-59%

Since the beginning of fiscal 2009, our operating results have been adversely affected by the ongoing global recession as our customers deferred or eliminated investments in capital equipment.  Additionally, during the current recession, customers who might otherwise want to purchase capital goods have found it difficult to obtain financing due to disruptions in the credit markets.  During fiscal 2009, these conditions had the greatest impact on our European sales region, the primary market for our more expensive, higher-margin machines.  The European sales region accounted for 66% of sales in fiscal 2009 and 73% in fiscal 2008.

New order bookings in fiscal 2009 were $80,605,000, a decrease of $131,925,000, or 62%, from the prior year.  This decrease was primarily driven by a decline in European orders, which were down $100,763,000, or 65%.  Fiscal 2009 orders in North America decreased $23,934,000, or 51%, and orders in the Asia Pacific sales region decreased $7,228,000, or 65%.  New order bookings for the fourth quarter of fiscal 2009 totaled $20,038,000, a decrease of $19,978,000, or 50%, from the prior year period.  New order bookings declined by $8,624,000, or 67%, in North America, $11,210,000, or 43%, in Europe, and $144,000, or 12%, in Asia.  The impact of currency translation on new orders booked in fiscal 2009 was consistent with its impact on sales.

Hurco’s gross margin for fiscal 2009 was 28%, compared to 37% for fiscal 2008.  Gross margin for the fourth quarter of fiscal 2009 was 29%, compared to 35% for the prior year period.  The decrease in margin as a percentage of sales was due to lower sales of higher-margin VMX machines in the European sales region, the impact of fixed costs on lower sales and production volume, and competitive pricing pressures on a global basis.

Selling, general and administrative expenses were $30,874,000 for fiscal 2009, a decrease of $15,937,000, or 34%, from fiscal 2008, and $8,127,000 for the fourth quarter of fiscal 2009, a decrease of $2,803,000, or 26%, from the fourth quarter of fiscal 2008. These reductions reflect lower sales commissions, the benefit of cost reduction initiatives, and the favorable effect of a stronger U.S. Dollar in 2009 when translating foreign operating expenses to U.S. Dollars for financial reporting purposes, partially offset by severance expense for a former executive officer.

The $2,874,000 increase in other income for fiscal 2009 in comparison to fiscal 2008 was primarily due to net realized gains of $2,028,000 from cash flow hedges of forecasted inter-company sales and purchases that became ineffective as production levels steeply declined during the fiscal year.

Cash and cash equivalents totaled $28,782,000 as of October 31, 2009, compared to $26,394,000 as of October 31, 2008.  Inventory as of October 31, 2009 was $60,281,000, a decrease of $6,087,000 from October 31, 2008.  The decreased inventory reflects our reduction in production levels due to lower market demand.

Michael Doar, President and Chief Executive Officer, stated, “I firmly believe that our organizational agility to implement cost savings initiatives quickly and our fiscally conservative culture have minimized the impact of the sales decline we experienced in fiscal 2009. We have maintained a strong cash position and zero debt despite the worldwide economic contraction.  As a result, we have been able to maintain schedules for technology innovation, which is fundamental to our product development. This leaves Hurco poised to benefit from the expected economic recovery.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The company has sales, application engineering support and service subsidiaries in Canada, China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, Spain, and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among others, the impact of the current global economic recession, including disruption in credit markets, other changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in exchange rates, fluctuations in prices of raw materials, changes in market demands, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	John Oblazney
Vice President & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended October 31,		Twelve Months Ended October 31,

	2009	2008	2009	2008
	(unaudited)		(unaudited)
Sales and service fees	$23,181	$47,468	$91,016	$223,994

Cost of sales and service	16,366	30,918	65,188	141,377
Gross profit	6,815	16,550	25,828	82,617

Selling, general and administrative expenses	8,127	10,930	30,874	46,811
Operating income (loss)	(1,312)	5,620	(5,046)	35,806

Interest expense	2	18	35	63

Interest income	5	106	190	542

Investment income	(16)	102	16	465

Other income (expense), net	(765)	(1,272)	1,063	(2,584)

Income (loss) before taxes	(2,090)	4,538	(3,812)	34,166

Provision (benefit) for income taxes	(927)	1,116	(1,491)	11,646

Net income (loss)	$(1,163)	$3,422	$(2,321)	$22,520

Earnings (loss) per common share

Basic	$(0.18)	$0.53	$(0.36)	$3.51
Diluted	$(0.18)	$0.53	$(0.36)	$3.49

Weighted average common shares outstanding
Basic	6,441	6,415	6,429	6,415
Diluted	6,441	6,436	6,429	6,444

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended October 31,		Twelve Months Ended October 31,
Operating Data:	2009 (unaudited)	2008	2009 (unaudited)	2008
Gross margin	29.4%	34.9%	28.4%	36.9%

SG&A expense as a percentage of sales	35.1%	23.0%	33.9%	20.9%

Operating income (loss) as a percentage of sales	-5.7%	11.8%	-5.5%	16.0%

Pre-tax income as a percentage of sales	-9.0%	9.6%	-4.2%	15.3%

Effective Tax Rate	44.4%	24.6%	39.1%	34.1%

Depreciation	844	833	3,295	3,023

Capital expenditures	737	2,058	3,697	5,514

Balance Sheet Data:	10/31/2009	10/31/2008

Working capital (excluding cash)	$68,675	$73,789

Days sales outstanding	39	39

Inventory turns	1.0	2.0

Capitalization
Total debt	$-	$-
Shareholders' equity	120,376	123,477
Total	$120,376	$123,477

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per-share data)

	October 31,	October 31,
	2009	2008
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$28,782	$26,394
Short-term investments	-	6,674
Accounts receivable, net	13,988	31,952
Refundable taxes	7,121	-
Inventories, net	60,281	66,368
Deferred tax assets and other, net	5,890	5,444
Derivative assets	376	12,463
Other	1,826	2,017
Total current assets	118,264	151,312

Property and equipment:
Land	782	782
Building	7,116	7,127
Machinery and equipment	14,995	14,885
Leasehold improvements	2,021	1,765
	24,914	24,559
Less accumulated depreciation and amortization	(11,802)	(10,961)
	13,112	13,598

Non-current assets:
Software development costs, less accumulated amortization	6,503	5,711
Other assets	6,864	6,823
	$144,743	$177,444

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$8,262	$28,303
Derivative liabilities	2,234	2,692
Accrued expenses	10,311	20,134
Total current liabilities	20,807	51,129

Non-current liabilities:
Deferred tax liabilities, net	2,570	2,056
Deferred credits and other obligations	990	782
Total liabilities	24,367	53,967

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
13,250,000 shares authorized; and 6,440,851 and 6,420,851
shares issued and outstanding, respectively	644	642
Additional paid-in capital	52,003	51,690
Retained earnings	69,563	71,889
Accumulated other comprehensive loss	(1,834)	(744)
Total shareholders' equity	120,376	123,477
	$144,743	$177,444